Exhibit 99.1
FOR IMMEDIATE RELEASE
LIZ CLAIBORNE INC. ELECTS LAWRENCE BENJAMIN
TO BOARD OF DIRECTORS
New York, NY, January 27, 2011: Liz Claiborne Inc. (NYSE: LIZ) today announced the election of Lawrence Benjamin to the Company’s Board of Directors. Mr. Benjamin’s election brings the number of Directors to ten. His initial term as director is effective immediately and will expire at the Company’s 2011 Annual Meeting of Stockholders, at which time he will be up for re-election.
Mr. Benjamin has a long history in key operating roles with global brands, and experience with a variety of strategic initiatives related to corporate governance, standardizing operations and turnarounds, among others. Most recently, he served as Executive Vice President and Chief Operating Officer of Ahold USA, a subsidiary of Koninklijke Ahold NV, an international food retailing group based in the Netherlands. Mr. Benjamin was Ahold’s highest ranking executive in the US, responsible for the Stop & Shop/Giant-Landover and Giant-Carslile superstores and supermarkets, as well as all operations in the country. In 2009, he was also appointed to Ahold’s global Corporate Executive Board. Mr. Benjamin joined Ahold in October of 2003 as President and Chief Executive Officer of US Foodservice. Mr. Benjamin will be retiring from Ahold In February.
Prior to joining Ahold, Mr. Benjamin worked with several private equity firms, where he held operating positions including serving as CEO at NutraSweet Company, Specialty Foods Corporation and Stella Foods. Previously, he held management-level positions in the retail and ingredient divisions of Kraft Foods.
Commenting on the announcement, Kay Koplovitz, Chairman of Liz Claiborne Inc., said: “Larry brings a career of insights into building consumer-based brands, operations excellence and retailing, as well as knowledge and expertise from one of the most experienced international retailers. These strengths will become increasingly important as we continue to focus on our direct-to-consumer businesses and expand our international presence.”
About Liz Claiborne Inc.
Liz Claiborne Inc. designs and markets a global portfolio of retail-based premium brands including Juicy Couture, kate spade, Lucky Brand and Mexx. The Company also has a refined group of department store-based brands with strong consumer franchises including the Monet family of brands, Kensie, Kensiegirl, Mac & Jac, and the licensed DKNY® Jeans and DKNY® Active brands. The Liz Claiborne and Claiborne brands are available at JCPenney, the Liz Claiborne New York brand designed by Isaac Mizrahi is available at QVC, and the Dana Buchman and Axcess brands are sold at Kohl’s. Visit www.lizclaiborneinc.com for more information.

CONTACT:	Dana Stambaugh Vice President, Corporate Communications Liz Claiborne Inc. 212-626-3491 dana_stambaugh@liz.com